Exhibit 99.1

FCPT Announces Upsizing and Extension of Unsecured Credit Facility

MILL VALLEY, Calif.—(BUSINESS WIRE)— Four Corners Property Trust (NYSE:FCPT), a real estate investment trust primarily engaged in the ownership and acquisition of high-quality, net-leased restaurant and retail properties (“FCPT” or the “Company”), announced today that the Company entered into a Third Amended and Restated Revolving Credit and Term Loan Agreement with a group of existing and new lenders. The amendment increases the overall size of the facility from $650 million to $680 million, and repaid $150 million of loans maturing in 2023 and 2024 with a new $90 million term loan maturing in 2027 (the “2027 Term Loan”) and a new $90 million term loan maturing in 2028 (the “2028 Term Loan”). Pricing and maturities for the $250 million revolving facility maturing in 2025, the $150 million term loan maturing in 2025 and the $100 million loan maturing in 2026 were not impacted by the extension. The $430 million of term loans will be fully drawn at close and provide $30 million of incremental proceeds to fund investments and other general corporate purposes.

“We are very appreciative of the support of our existing and new bank partners and their commitment to our growth. The increased proceeds, improved credit spread pricing on the new tranches and extended maturities reflect the quality of our portfolio, our disciplined approach to investing, and our continued commitment to a strong, investment-grade balance sheet,” said Gerry Morgan, Chief Financial Officer of FCPT.

The amendment also converts the facility from LIBOR to SOFR-based borrowings. Based on FCPT’s current investment grade ratings of BBB/Baa3 (Fitch/Moody’s), term loans bear interest at an adjusted SOFR rate plus a credit spread of 95 to 100 basis points depending on the term loan tranche.

FCPT has entered into interest rate swaps to hedge portions of the term loans as shown below:

($ in millions)
	Amount	Amount	%	%	Hedged	Unhedged
Year	Hedged	Unhedged	Hedged	Unhedged	rate [1]	rate [2]
2023	$325	$105	76%	24%	2.79%	SOFR+10 bps+97.9 bps
2024	$275	$155	64%	36%	2.47%	SOFR+10 bps+97.9 bps
2025	$225	$205	52%	48%	1.92%	SOFR+10 bps+97.9 bps
2026	$225	$205	52%	48%	2.68%	SOFR+10 bps+97.9 bps
2027	$225	$205	52%	48%	2.68%	SOFR+10 bps+97.9 bps
2028	$125	$305	29%	71%	2.83%	SOFR+10 bps+97.9 bps

Note 1: The hedged rate is an all-in rate including credit spreads

Note 2: The unhedged rate is based on SOFR and a 10-basis point index adjustment plus the credit spread.

Based on FCPT’s current investment grade ratings, the credit spread is 95 basis points on $180 million of the term loans, and 100 basis points on $250 million of term loans which averages 97.9 basis points

Based on the current investment grade ratings, borrowings under the revolving facility of $250 million bear interest at an adjusted SOFR rate plus a combined facility fee and credit spread of 105 basis points.

JPMorgan Chase Bank, N.A. and BofA Securities, Inc. acted as Joint Bookrunners and Joint Lead Arrangers on the new 2027 Term Loan and 2028 Term Loan. Other Joint Lead Arrangers were The Huntington National Bank, Mizuho Bank LTD, Truist Bank, and Fifth Third Bank, National Association. Additional lenders include Goldman Sachs Bank USA, Morgan Stanley Bank, N.A., and First Horizon Bank.

About FCPT

FCPT, headquartered in Mill Valley, CA, is a real estate investment trust primarily engaged in the ownership, acquisition and leasing of restaurant and retail properties. The Company seeks to grow its portfolio by acquiring additional real estate to lease, on a net basis, for use in the restaurant and retail industries. Additional information about FCPT can be found on the website at www.fcpt.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding FCPT’s intent, belief or expectations, including, but not limited to, statements regarding: the Company’s operating and financial performance, the funding of the 2027 Term Loan and 2028 Term Loan and their intended use of proceeds. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. Forward-looking statements speak only as of the date on which such statements are made and, except in the normal course of FCPT’s public disclosure obligations, FCPT expressly disclaims any obligation to publicly release any updates or revisions to any forward-looking statements to reflect any change in FCPT’s expectations or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are based on management’s current expectations and beliefs and FCPT can give no assurance that its expectations or the events described will occur as described. For a further discussion of these and other factors that could cause FCPT’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in FCPT’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by FCPT from time to time with the Securities and Exchange Commission.

Four Corners Property Trust:

Bill Lenehan, 415-965-8031

CEO

Gerry Morgan, 415-965-8032

CFO